Exhibit 23.3

Date: June 29, 2022

Jowell Global Ltd.

2nd Floor, No. 285 Jiangpu Road

Yangpu District, Shanghai

China 200082

Dear Madams/Sirs,

We consent to the references to our firm under the mentions of “PRC Counsel” in connection with the registration statement of Jowell Global Ltd. (the “Company”) on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 29, 2022 under the U.S. Securities Act of 1933 (as amended). We also consent to the filing with the SEC of this consent letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Jiangsu Yiyou Tianyuan Law Firm
Jiangsu Yiyou Tianyuan Law Firm